EXHIBIT 23.1

CONSENT OF DORSEY & WHITNEY LLP

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration No. 333-196686) of our opinion, dated August 27, 2013 filed as Exhibit 5.1 to Uranerz Energy Corporation’s Current Report on Form 8-K filed with the SEC on August 27, 2013 relating to Uranerz Energy Corporation’s September 6, 2013 public offering of 8,550,000 units of the Company at a price of $1.17 per unit.

/s/ Dorsey & Whitney LLP

October 3, 2014